Exhibit 10.1

MASTER AGREEMENT

THIS MASTER AGREEMENT, dated April 14, 2011 (this “Master Agreement”), is among: (a) UNILENS CORP. USA (hereinafter “Company”), a/an Delaware CORPORATION with an organizational identification number of P23142 and a principal place of business at 10431 72ND STREET NORTH, LARGO, FL 33777; and (b) REGIONS EQUIPMENT FINANCE, LTD., an Alabama limited partnership (“REFLP”), and REGIONS EQUIPMENT FINANCE CORPORATION, an Alabama corporation (“REFCO”), both with an office at 1900 Fifth Avenue North, Suite 2400, Birmingham, Alabama 35203. Certain definitions and constructions of terms used in this Master Agreement are provided in Section XIV hereof.

I. General Provisions. This Master Agreement contains provisions under which REFLP and REFCO will from time to time lease to Company or provide financing for Company secured by certain items of personal property (collectively, the “Equipment” and each individually, an “Item”) described on each equipment schedule incorporating the terms of this Master Agreement (each, a “Schedule”). Schedules may document a “true lease” pursuant to which REFLP or REFCO will be the owner of the Equipment for all purposes. Schedules may document a financing or refinancing whereby Company will be the owner of the Equipment and REFLP or REFCO will be granted a security interest in the Equipment as collateral for Company’s obligations and those transactions may be documented either as “leases intended as security” or as “equipment financing agreements.” Each Schedule shall constitute a separate agreement and the terms “Agreement” or “this Agreement” refer to each Schedule and this Master Agreement as incorporated therein. Except to the extent otherwise expressly provided herein, the term “Regions” shall mean REFLP with respect to all Schedules executed by REFLP and shall mean REFCO with respect to all Schedules executed by REFCO. This Master Agreement is not a legal commitment to enter into any Schedule and, after executing a Schedule, Regions shall have no obligation to purchase or finance any Equipment until receipt by Regions of all documentation requested by Regions. Each Agreement may be terminated or prepaid only if and as expressly provided therein.

II. Term, Payment and Late Charges; Quiet Enjoyment. The term of the Agreement (the “Term”) as to each Item shall be the period specified in the Schedule for such Item. The Term shall commence on the date set forth in the Schedule for such Item as the “Commencement Date”. Company acknowledges that certain of its duties hereunder begin before the Commencement Date and/or continue past the expiration or termination of this Agreement. Company shall pay to Regions periodic payments of rent or principal and interest, as applicable, without invoice or other written demand as more fully set forth in the Schedule (“Periodic Payments”) and any and all other payments required to be paid by Company hereunder (“Other Payments” and collectively with Periodic Payments, “Payments”). All payments by Company to Regions under each Agreement shall be in legal tender of the United States of America in immediately available funds. Company’s obligation to pay all Payments and other amounts due under each Agreement is absolute and unconditional under any and all circumstances, shall be paid and performed by Company without notice or demand and without any abatement, reduction, diminution, setoff, defense, counterclaim or recoupment whatsoever, including any past, present or future claims that Company may have against Regions, any Supplier or any other person or entity whatsoever. To the fullest extent permissible under applicable law, Company hereby waives demand, diligence, presentment, protest, notice of dishonor, notice of nonpayment and notices and rights of every kind. If any Payment is not received when due, Company, shall pay a late charge equal to, at Regions’ election and to the extent allowed by law, either; (a) five percent (5%) of such delinquent Payment or (b) interest at a rate of one and one-half percent (1.5%) per month on such delinquent Payment calculated from the date such Payment was due. Regions covenants that during the Term and so long as no Event of Default shall have occurred tinder any Agreement, Regions shall not interrupt Company’s peaceful and quiet enjoyment, possession and use of the Equipment.

III. Selection Delivery and Acceptance; Disclaimer of Warranties. Company acknowledges and agrees that; (a) it has selected the Equipment and has not relied on any representation or warranty by Regions or any of its Affiliates in connection with such selection; and (b) None of Regions nor any of its Affiliates is an agent or Affiliate of any Supplier and no Supplier is an agent of Regions or any of Regions’ Affiliates or otherwise authorized to bind Regions or any of its Affiliates to any representation, warranty or agreement. Regions shall have no obligation to deliver or install any Item and Company shall be solely responsible for all site preparation and delivery, To the extent it has the right to inspect and accept any Item upon or prior to delivery, Regions appoints Company to act as its agent for such purpose. Any acceptance of Equipment hereunder will be for purposes of this Agreement only and will be without prejudice to any rights that Regions or Company may have against any Supplier or other person. REGIONS DOES NOT MAKE, HAS NOT MADE, SHALL NOT BE DEEMED TO MAKE, AND HEREBY DISCLAIMS ANY WARRANTY OR REPRESENTATION, ESTHER EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS OF THE EQUIPMENT FOR ANY USE OR PURPOSE, THE DESIGN, COMPLIANCE WITH SPECIFICATIONS, OPERATION OR CONDITION OF THE EQUIPMENT, OR AS TO TITLE TO THE EQUIPMENT, OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE EQUIPMENT (EITHER UPON DELIVERY THEREOF TO COMPANY, REGIONS OR OTHERWISE), it being agreed that all such risks, as between Regions and Company, are to be borne by Company, Regions shall have no responsibility or liability to Company or any other person with respect to any of the following, regardless of any active or passive negligence of Regions: (i) any liability, loss or damage to Company or any third party caused or alleged to be caused directly or indirectly by any Item, any inadequacy thereof or deficiency or defect therein or by any other circumstance in connection therewith, including the delivery, transportation, ownership, possession, use, operation, performance, servicing, maintenance, storage, repair, improvement, replacement, reconstruction or return of any Item or any risks relating thereto; or (ii) any interruption of service, loss of business or anticipated profits or consequential damages.

IV. Use and Maintenance of Equipment. (a) Company covenants and agrees that: (i) it will use the Equipment only for its originally-intended business purpose as described by Company to Regions in requesting Regions to enter into this Agreement and it will not use the Equipment for consumer, personal, family, farming or household use; (ii) the Equipment will at all times be used, operated, maintained, serviced and repaired under and in compliance with (A) all acts, rules, regulations and orders of any judicial, legislative or regulatory body having power to supervise or regulate the use, operation or maintenance of the Equipment, including license, permits and registration requirements applicable to the Equipment; (B) all instructions, warranty provisions, or operating manuals prepared or released by the Supplier and by any maintenance organization providing maintenance of such Equipment; (C) all requirements of any insurance maintained hereunder; and (D) the prudent practice of other similar companies in the same business as Company, but in any event, to no lesser standard than that employed by Company for comparable equipment owned or leased by it; (iii) the Equipment will be operated only by employees or authorized agents of Company and Company will obtain and make available to all users of the Equipment all safety and operating manuals available from the Supplier of the Equipment; (iv) without Regions’ prior written consent, Company will not move any Item from the location specified in the Schedule for such Item; (v) Company shall obtain Regions’ prior written consent before using the Equipment to ship, store, process, create or use any materials regulated under the Hazardous Materials or Substances Transportation Act, 49 U.S.C. 1801 et seq; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq, or the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq, as amended by the Superfund Amendments and Reauthorization Act; (vi) without in any way limiting the restrictions contained in Section IV(a)(v) above, Company shall comply with all acts, rules, regulations and orders of any state, federal or local judicial, legislative or regulatory body, including any license, permit or registration requirement relating to environmental protection or remediation; (vii) Company shall not attach or incorporate the Equipment to or in any other item of equipment in such a manner that the Equipment may be deemed to have become an accession to or part of such other item of equipment; and (viii) without in any way limiting the foregoing, Company shall maintain and use the Equipment, at its sole cost and expense, in good and safe operating order, in like new condition excepting only the following (“Reasonable Wear and Tear”): the results of normal use of the Equipment as originally intended assuming (A) use and maintenance in accordance with the Supplier’s recommendations; (B) the complete absence of any casualty, misuse, abuse, abandonment, improper care, accident, negligence or similar occurrence with respect to the Equipment, whether or not the Equipment is in use at the time of said occurrence; and (C) use that does not, in any way, impair the function of the Equipment or prevent the Equipment from immediately being placed into use. Company will give immediate oral and written notice to Regions of its receipt of any demand, notice, summons, complaint or legal proceeding relating to any Item including any violation of any law, regulation or standard covered by this Section.

(b) All replacement parts for the Equipment shall be purchased from sources approved by the Supplier, according to its specifications and consistent with the requirements of any and all warranties and service agreements. It is the intention of the parties hereto that the Equipment shall consist solely of personal property and that the same shall not constitute fixtures under the laws of the states where the Equipment is located. The parties acknowledge and agree that the Equipment is and shall remain removable from, and not essential to, the premises where the Equipment is located and Company hereby covenants and agrees not to affix or install any Item to or in any real property in such a manner that may cause it to be a fixture. Provided that Company is not in default under this Agreement, Company may, at its sole cost and expense, make any alterations, additions, modifications or attachments (“Improvements”) to the Equipment that do not violate the terms of this Agreement provided that Company notifies Regions in advance of such action in writing and provided further that such Improvements, in Regions’ judgment: (i) do not reduce the value or general usefulness of the Equipment; (ii) do not impair the certification, performance, safety, quality, capability, use or character of the Equipment or alter the purpose for which such Equipment was leased or financed under this Agreement; (iii) are not inconsistent with applicable laws or any warranty or service agreement; (iv) do not expose Regions or any of the Equipment to any Lien or other adverse interest or circumstance; (v) do not adversely affect insurance coverage benefiting Regions hereunder; and (vi) are of a kind that customarily are made by lessees or owners of equipment similar to the Equipment

V. Inspection and Reports. Regions, or any inspector designated by Regions may at any time with reasonable notice enter upon any of Company’s premises to inspect any Item, all other property of Company and all of Company’s books and records and to make copies of such books and records, provided that Regions is not obligated to do so and provided, further, that no notice is required if a default or Event of Default shall have occurred and then be continuing. If requested by Regions, Company will deliver to Regions: (a) within thirty (30) days after the close of each calendar quarter of Company a copy of Company’s unaudited monthly financial statement as of the end of the immediately preceding quarter and such other information as Regions may require from time to time, certified by Company’s chief financial officer to fairly and accurately represent (subject to year-end audit adjustments) Company’s financial condition and the results of Company’s operations at the date and for the periods indicated therein; and (b) within ninety (90) days after the close of each fiscal year of Company, year-end financial statements of Company which shall be at Regions’ election either (i) certified and audited by a certified public accounting firm acceptable to Regions (“Approved Accountants”); or (ii) compiled or reviewed by Approved Accountants. If requested by Regions, Company will deliver to Regions for each Guarantor: (A) in the event such Guarantor is an individual (1) annually, upon their filing with the Internal Revenue Service, copies of such Guarantor’s Federal Income Tax Return, including all attachments and schedules; and (2) at the same time as the Federal Income Tax Return, a personal financial statement from such Guarantor in form acceptable to Regions; and (B) in the event such Guarantor is not an individual, the same documents and financial information for such Guarantor as is required by this Section V for Company.

VI. Loss of Equipment; Damage to Equipment. As between Company and Regions, Company shall bear the entire risk of theft, taking (including any condemnation, seizure, or requisition of title), damage to, or loss or destruction of, each Item commencing on the earlier of the Commencement Date or the placement of such Item in transit for shipment from the Supplier to Company and continuing until all of Company’s obligations are performed in full with respect to the Schedule for such Item. No such theft, taking, damage, loss or destruction shall relieve Company from its obligations to make Payments except as expressly provided in this Section. In the event that any Item is missing, taken or has been damaged in any significant way, Company shall promptly (and in any event within ten (10) days) give Regions written notice and details of any such event and Company’s plans regarding the same. If any Item is in Regions’ judgment stolen, taken or damaged in any material respect (each, a “Casualty Occurrence”), Company shall promptly at Regions’ election, either: (a) place such Items in good repair and working order; (b) replace such Items with personal property of like value, utility and likelihood of holding its value (assuming proper maintenance) acceptable to Regions free and clear of all Liens other than the respective rights of Regions and Company hereunder (“Replacement Items”), in which case such Replacement Items shall be, for all purposes hereof, “Equipment”, as defined herein; or (c) promptly pay to Regions an amount calculated by Regions on the date when the next Periodic Payment is due (the “Payment Date”) to be equal to the “Casualty Value” for such Items as set forth on the applicable Schedule. In addition to the repair of any Items, the purchase of Replacement Items or the payment of the Casualty Value, Company shall also pay any costs and expenses (including Attorneys’ Fees) incurred by Regions in connection with its exercise or protection of its rights and interests hereunder. Upon the payment of Casualty Value with respect to any Item or the replacement of any Item with Replacement Items, each in accordance with the terms hereof, and the payment of any and all other amounts due and payable to Regions hereunder, Company’s Payment obligations hereunder for such Item shall terminate and Regions shall release its-security interest in said Items or transfer (without recourse, representation or warranty, “AS IS, WHERE IS”) to Company or Company’s insurer, any right, title or interest Regions may have in such Item; provided that Company’s obligations with respect to taxes, indemnities and reimbursements hereunder shall survive with respect to all periods prior to such payment. In the event of damage to any Item which is not a Casualty Occurrence, Company shall promptly place such items in good repair and working order. Any proceeds other than insurance proceeds (including proceeds of condemnation or requisition) received by Regions or Company as the result of a Casualty Occurrence with respect to any Item shall be applied at Regions’ election, in whole or in part, to (a) repair or replace such Item or any part thereof, or (b) satisfy any obligation of Company to Regions hereunder or under any Agreement.

VII. Insurance. (a) Company shall, at its own expense, commencing with the delivery of any Item to Company’s premises and continuing until all of Company’s obligations are performed in full with respect to the Schedule covering said Item, keep the Equipment insured for such amounts and against such hazards as Regions may from time to time require, including: (i) special form replacement cost insurance for damage to the Equipment (or any portion thereof), which insurance amount shall not be less than the greater of the Casually Value or the full replacement value of each Item; (ii) commercial general liability insurance insuring against liability for property damage, death and bodily injury resulting from the transportation, ownership, possession, use, operation, performance, maintenance, storage, repair or reconstruction of the Equipment, which insurance as to an Item under any Schedule shall not be less than the amount set forth in the applicable Schedule (or of which Regions otherwise notifies Company in writing thereafter); (iii) business interruption insurance; and (iv) if reasonably requested by Regions, other or additional coverage, including motor vehicle coverage, In addition, Company shall, at no expense to Regions cause the Equipment to be covered by the insurance specified above commencing upon the placement thereof in transit for shipment of such Item from the Supplier to Company.

(b) All such policies shall be with companies and on terms satisfactory from time to time to Regions and all insurance policies shall: (i) name Regions as sole loss payee and additional insured with respect to the Equipment leased or financed hereunder; (ii) provide that the policies will not be invalidated as against Regions because of any violation of a condition or warranty of the policy or the application therefor by Company; (iii) provide that the policies may be materially altered or canceled by the insurer only after at least thirty (30) days prior written notice to Regions and to any and all of Regions’ assignees; and (iv) provide for a Lender’s loss payable endorsement in Regions’ favor and any other endorsements which Regions may require from time to time. Each comprehensive physical loss or damage insurance policy shall also provide that any proceeds payable by said insurer with respect to any loss or destruction of, or damage to, any Item, shall be payable solely to Regions. Company agrees to inform Regions immediately in writing of any notices from, or other communications with, any insurers that may in any way adversely affect the insurance policies being maintained pursuant to this Section VII. No insurance shall be subject to any co-insurance clause. Any deductibles and retentions shall be subject to Regions approval. All insurance premiums shall be prepaid by Company, Company hereby appoints Regions as Company’s attorney-in-fact with respect to claims relating to this Agreement or the Equipment under policies of insurance maintained in accordance with the terms hereof. Company agrees to deliver to Regions evidence of compliance with this Section VII satisfactory to Regions, including any requested copies of policies, certificates and endorsements, with premium receipts therefor, on or before the dale of execution by Company of the applicable Schedule and thereafter within two (2) business days after Regions’ request.

VIII. Negative Covenants of Company. Without Regions’ prior written consent, Company shall not: (a) sell, assign, lease or otherwise transfer (including by operation of law) any item or any of its interest in or rights under this Agreement or as to any Item; (b) change Company’s legal name, state of organization, organizational structure (by merger or otherwise) or organizational identification number; (c) mortgage, pledge, grant a security interest in or otherwise permit, suffer or cause any Lien to exist or remain on any Item (except those in favor of Regions as contemplated under this Agreement); (d) record or attempt to record a termination statement under Article 9 of the UCC; or (e) fail to promptly provide Regions with any notice required hereunder.

IX. Events of Default. An Event of Default shall be deemed to have occurred hereunder if; (a) Company fails to pay any Payment when due (in good, collected and indefeasible funds), fails to return any Item to Regions to the extent required by this Agreement, fails to maintain insurance as required by this Agreement or breaches any of the covenants contained in Section VIII hereof; (b) any representation or warranty of Company or any Guarantor to Regions is false in any material respect when made; (c) Company or any Guarantor breaches any representation, warranty, term, condition or covenant in any Agreement, any Guaranty, any other present or future agreement between Company or Guarantor and Regions or an Affiliate of Regions; (d) Company or any Guarantor becomes insolvent, dissolves or ceases to do business as a going concern, makes an offer of settlement, extension or composition to its unsecured creditors generally, makes an assignment for the benefit of its creditors, or files a petition for an order for relief under the United States Bankruptcy Code or any similar federal or state law, or has such a petition filed against it which is not dismissed within sixty (60) days; (e) the property of Company or any Guarantor is attached or a trustee, receiver or other custodian is appointed for Company or for any of Company’s property; (f) Company or any Guarantor is a party to a merger, consolidation or transfer of substantially all of its assets, suffers a material change in its senior management, or sells or otherwise transfers any facility in which any Item is located; (g) more than fifty percent (50%) or such other amount as Regions determines to be a material amount of the equity interest in Company or any Guarantor is transferred (including by operation of law); (h) a general partner, managing partner or managing member of Company or any Guarantor (or Company or any Guarantor if any such party is an individual) dies, becomes legally incompetent, or suffers an event described in Section IX (b) through (f) inclusive; (i) Company or any Guarantor defaults under any agreement for money borrowed or the lease of real or personal property; (j) Company attempts to repudiate this Agreement or revoke acceptance of any Item; or (k) any Guarantor attempts to repudiate, revoke, rescind, withdraw or cancel a Guaranty. Company acknowledges that an Event of Default under any Agreement shall constitute an Event of Default under all Agreements.

X. Rights and Remedies upon Default. (a) Upon the occurrence of an Event of Default, Regions shall have any and all rights and remedies existing at law or in equity and shall have the right, at its sole election, at any time to exercise any or all of such remedies concurrently, successively or separately, without notice to Company (unless specifically stated in this Agreement). Without limiting the foregoing, Regions may at its election declare any or all Schedules, to be in default and exercise any and all rights and remedies specified in the applicable Schedule(s) as well as the following rights and remedies; (i) proceed at law or in equity to enforce specifically Company’s performance or to recover damages; (ii) require Company to immediately assemble, make available and if requested by Regions return the Equipment (or, if so requested, any Items designated by Regions) to Regions at a time and place designated by Regions; (iii) enter any premises where any Item may be located and repossess, disable or take possession of such Item (and/or any attached or unattached parts) by self-help, summary proceedings or otherwise without liability for rent, costs, damages or otherwise; (iv) use Company’s premises for storage without rent or liability; (v) sell, lease or otherwise dispose of the Equipment or such Items at private or public sale, in bulk or in parcels, with or without notice except to the extent required by applicable law, and without having the Equipment or such Items present at the place of sale; (vi) disable or keep idle all or part of the Equipment or such Items; or (vii) accelerate Company’s obligations and recover from Company an amount equal to the sum of the following (the “Required Default Amount”): (A) the “Base Default Amount” set forth in the applicable Schedule; (B) all costs and expenses incurred by Regions in any repossession, transportation, recovery, storage, refurbishing, advertising, repair, sale, re-lease, or other disposition of the Equipment or Regions enforcement of its rights hereunder, including Attorneys’ Fees and any brokers’ or similar fees or any other fees, costs or expenses resulting from the Event of Default; plus (C) interest on the amounts due in Sections X(a)(vii) (A) and (B) from the date due until paid at a rate of eighteen percent (18%) per annum or the highest rate allowed by law, whichever is lower. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section IX(d) or (e) above, Company’s obligations hereunder shall automatically accelerate and Company shall be deemed to immediately owe to Regions without notice or demand from Regions, the Required Default Amount. Company expressly acknowledges that this Agreement sets forth a reasonable amount and reasonable formula for calculation of liquidated damages in light of the anticipated harm caused by any default by Company hereunder and that such harm would otherwise be difficult or impossible to calculate or ascertain.

(b) In the event Company pays to Regions the Required Default Amount and any and all other amounts due and payable to Regions hereunder as a result of the Event of Default (in good, collected and indefeasible funds) prior to the date Regions enters into a contract or otherwise determines that it is obligated to a third party with respect to the disposition of the Equipment, Regions shall release its security interest in the Equipment or transfer to Company (without recourse, representation or warranty, “AS IS, WHERE IS”) any right, title or interest Regions may have in such Equipment. In the event Regions disposes of the Equipment, it shall apply the Net Proceeds (as hereinafter defined) to Company’s obligations in the order Regions determines. As used herein, the term “Net Proceeds” shall mean: (i) in the case of a purchase of the Equipment in immediately available funds by the purchaser, the after-tax amount received by Regions from said purchaser; or (ii) in the case of a purchase of the Equipment which Regions finances pursuant to a lease intended as security or other equipment finance arrangement or in the case of a disposition pursuant to a true tease (any such leases or finance agreements being referred to hereinafter as a “Replacement Agreement”), an amount equal to the sum of all non-cancellable periodic payments and any purchase election, purchase requirement or balloon payment set forth in the Replacement Agreement, discounted to present value at the implicit rate of the Replacement Agreement as determined by Regions.

(c) With respect to any exercise by Regions of its right to dispose of the Equipment or any Items, Company acknowledges and agrees that Regions shall have no obligation, subject to any legal requirements of commercial reasonableness, to clean-up or otherwise prepare the Equipment or any Items for disposition; Regions may comply with any state or federal law requirements that Regions deems to be applicable or prudent to follow in connection with any such disposition; and any actions taken in connection therewith shall not be deemed to have adversely affected the commercial reasonableness of any such disposition. If Equipment delivered to or picked up by Regions contains goods or other property not constituting of Equipment, Company agrees that Regions may take such other goods or property, provided that Regions makes reasonable efforts to make such goods or property available to Company after repossession upon Company’s written request.

(d) If, after default, this Agreement is placed in the hands of an attorney, collection agent or other professional for collection of Payments or enforcement of any other right or remedy of Regions, Company shall pay all Attorneys’ Fees and associated costs and expenses. Forbearance as to any default shall not be deemed a waiver, all waivers to be enforceable only if specifically provided in writing by Regions, and waiver of any default shall not be a waiver of any other or subsequent default To the fullest extent permitted by applicable law, Company hereby waives any rights now or hereafter conferred by statute or otherwise that may require Regions to sell, lease or otherwise use any Equipment in mitigation of Regions’ damages set forth in this Agreement or that may otherwise limit or modify any of Regions’ rights or remedies set forth in this Agreement.

XI. Indemnification. Company hereby agrees to defend, indemnify and hold REFLP, REFCO, Regions Bank and their Affiliates (and at Regions’ election, any and all employees, agents, directors, partners, shareholders, officers, members of the foregoing and any assignee or secured party of Regions), harmless from and against: (a) all claims, allegations, demands, suits, actions, and legal proceedings incurred incident to, arising out of, or in any way connected with, this Agreement, any Schedule, any Item, or the transactions contemplated hereby, whether civil, criminal, administrative, investigative or otherwise, including arbitration, mediation, bankruptcy and appeal and including any claims, demands, suits and legal proceedings arising out of (i) the actual or alleged manufacture, purchase, financing, ownership, delivery, rejection, non-delivery, possession, use, transportation, storage, operation, maintenance, repair, return or other disposition of the Equipment; (ii) the existence of latent and other defects (whether or not discoverable by Company or Regions); (iii) patent, trademark or copyright infringement; or (iv) any alleged or actual default by Company (all of the foregoing are referred to as “Actions”); and (b) any and all penalties, losses, liabilities (including the liability of Company or Regions for negligence, tort and strict liability), damages, costs, court costs, harms, judgments and any and all other expenses (including Attorneys’ Fees, judgments and amounts paid in settlement and other legal and non-legal expenses incurred investigating or defending any Action) incurred incident to, arising out of or in any way connected with any Actions, this Agreement, any Schedule, any items, or any other instrument, document or agreement executed in connection with or contemplated by any of the foregoing (collectively, “Losses”), Company agrees to give Regions prompt notice of any claim or liability hereby indemnified against. Company shall, at Regions’ election, appear and defend any Action and/or pay the cost of the defense of any Action brought against Regions, either alone or in conjunction with others. Company shall satisfy, pay and discharge any and all Losses that may be, incurred by, or recovered against, Regions in connection with any Action. The foregoing Indemnities are continuing indemnities and shall survive expiration or termination of this Agreement for any reason.

XII. Representations and Warranties. Company represents, warrants, covenants and agrees that: (a) Company is duly organized, validly existing and in good standing under the laws of the state listed in the first paragraph on page 1 of this Master Agreement (the “Preamble”), is qualified to do business and in good standing under the laws of each state in which Company’s use and possession of any Item would require such qualification and has the organizational identification number listed in the Preamble (if any); (b) the name of Company listed in the Preamble is the correct legal name of Company; (c) Company has full power and authority to execute, deliver and perform all its obligations under this Agreement; (d) this Agreement has been duly authorized by all necessary action of Company, duly executed on behalf of Company and constitutes a valid and legally binding obligation of Company, enforceable in accordance with its terms; (e) the execution and performance by Company of this Agreement and the validity hereof, do not require the consent or approval of, giving of notice to, registration with, or taking of any other action in respect of, any state, federal or other governmental authority or agency, any shareholders, partners, members, trustees or holders of any indebtedness of Company; or if any such consent, approval, notice, registration or action is required, it has been obtained, given or taken, and evidence thereof has been delivered to Regions or will be delivered concurrently with the execution of this Agreement; (0 the execution, delivery or performance by Company of its obligations under this Agreement shall not contravene, in any material respect (i) any law; (ii) any provision in Company’s articles of organization or incorporation, certificate of limited partnership or incorporation, operating agreement, partnership agreement, by-laws or similar chartering or governing documents, instruments or agreements; (iii) any provision in any existing mortgage, indenture, loan or credit agreement, or other contract or agreement binding on Company; or (iv) any judgment, decree, order, franchise or permit applicable to Company; (g) neither the execution and delivery of this Agreement nor the fulfillment of, or compliance with, the terms and provisions hereof, will result in the creation of any Lien upon all or any portion of the Equipment (other than under this Agreement); (h) Company is not a party to any agreement or instrument, or subject to any chartering or governing document, or other corporate or business restriction, materially and adversely affecting its business, properties, assets, operations or condition (financial or otherwise), and Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement for borrowed money or other material agreement or instrument to which it is a party or by which it may be bound in any manner; (i) all balance sheets, profit and loss statements, statements of income or other financial statements of Company, heretofore or hereinafter delivered to Regions, have been prepared in accordance with generally accepted accounting principles and fairly present the financial position of Company, on and as of the date thereof and the results of its operations for the period or periods covered thereby, and since the date of such balance sheets, profit and loss statements of income or other financial statements, there has been no material adverse change in the financial condition of Company; (j) Company is not in default under this Agreement; (k) there are no pending or threatened actions or proceedings before any court, administrative agency or other tribunal or body or judgments which may materially adversely affect Company’s financial condition or operations; (1) Company is, and will continue through the period of effectiveness of this Agreement to be, either the owner, the lessee or the sublessee of each and every facility in which any Item shall be located; and (m) Company shall notify Regions in writing within five (5) days after any Lien shall attach to any Item, and any such notice shall specify the location of such Item on the date of such notification, the amount and circumstances of any claim giving rise to such Lien and the identity and address of the lienholder.

XIII. Further Assurances: Power of Attorney. Company will, upon demand of Regions and at Company’s sole cost and expense, do and perform any other act and will execute, deliver, file or record any and all further writings or records requested by Regions to protect Regions’ rights hereunder, including: (a) financing statements, applications for certificates of title or other records under the UCC or other applicable law as currently in force or as subsequently revised, enacted or re-enacted; and (b) duly executed landlord’s or mortgagee’s waivers from any person claiming an interest in any real properly or improvements on, or in, which any Item is located. Company further authorizes Regions or its designee, and irrevocably appoints Regions and any such designee as Company’s attorney-in-fact (coupled with an interest) to enter the Commencement Date and any other information that does not materially change the terms of this Agreement on this Master Agreement and any Schedule or other writing executed in connection with this Agreement, or any Item, to execute applications for certificates of title or notice of Lien relating to any item, to file or record financing statements, amendments to financing statements and continuations or to execute and deliver or otherwise authenticate and communicate any writing or record and take any other actions that Regions reasonably deems necessary or desirable to protect Regions’ interest under this Agreement. Company further authorizes Regions and its designee to transmit and file any such statements, ministerial changes and other items by electronic means. If Company shall fail to provide any insurance, remove any Lien, pay any Tax, provide any indemnity, or otherwise perform any obligation hereunder that may be performed or satisfied by the payment of money, Regions may, in addition to and without waiver of any other right or remedy herein provided, pay such sum for Company’s account. In such event, Company shall reimburse Regions immediately upon demand for all such sums, together with interest at one and one-half percent (1.5%) per month or the highest rate allowable under applicable law, whichever is lower. Company acknowledges that any default described in this paragraph is a monetary default.

XIV. Definitions and Rules of Construction. As used in this Agreement: (a) unless otherwise stated herein, all references in the Master Agreement to Sections shall be to Sections of the Master Agreement; (b) the terms “herein” or “hereunder” or like terms shall be deemed to refer to this Agreement as a whole and not to a particular section; (c) terms “include” or “including” shall mean “include” or “including”, as the case may be, without limiting the generality of any description or word preceding such term; (d) the expression “satisfactory to Regions”, “determined by Regions” “in Regions’ judgment”, “at Regions’ election” or similar words which grant Regions the right to choose between alternatives or to express its opinion, shall mean that the satisfaction, judgment, choices and opinions are to be made in Regions’ sole discretion; (e) the term “Affiliate” of a person or entity means any person or entity which directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock or other interest of such person or entity or directly or indirectly controls, is controlled by, or is under common control with such person where the term “control” means the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract, or otherwise; (f) the term “Attorneys’ Fees” shall include any and all attorneys’ fees incurred by Regions (whether by its use of in-house counsel or otherwise) incident to, arising out of or in any way connected with Regions’ interests in or defense of any Action (as defined in Section XI) or Regions’ enforcement of its rights and interests under this Agreement, including attorneys’ fees incurred by Regions to collect sums due, during any work-out, with respect to settlement negotiations, or in any bankruptcy proceeding (including attorneys’ fees incurred in connection with any motion for relief from the automatic stay and any motion to assume or reject any Agreement); (g) the term “Equipment” includes all items of persona! property described on each Schedule, including all inventory, fixtures or other property leased or financed under such Schedule, any related software (embedded therein or otherwise) and any and all general intangibles, replacements, repairs, additions, attachments, accessories and accessions thereto whether or not furnished by the Supplier; (h) the term “Guarantor” shall mean any guarantor of Company’s obligations hereunder and the term “Guaranty” shall mean any guaranty executed by a Guarantor for the benefit of Regions or any of its Affiliates; (i) the term “Lien” means any mortgage, pledge, security interest, hypothecation, assignment, encumbrance, lien (statutory or other, including tax and materialmen’s liens), privilege, or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever; (j) the term “material” as used herein shall be construed to mean significant in Regions’ reasonable judgment, taking into account all relevant facts and circumstances including the nature and amount of financial exposure to Regions; (k) the term “Supplier” means any supplier, manufacturer or other person or entity from whom the Equipment is purchased; (1) the term “Supply Contract” means the contract under which the Equipment was purchased from the Supplier or purchase order therefor; (m) the “UCC” means the Uniform Commercial Code as enacted in the State of Alabama; and (n) “Article 9 of the UCC” means Article 9A of the Uniform Commercial Code as enacted in the State of Alabama. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement. As used herein all singular terms include the plural form thereof, and vice versa. The exhibits annexed hereto are incorporated herein by this reference and made a part hereof as if contained in the body of this Agreement. All references to sections hereunder shall be deemed to refer to sections of this Agreement, unless otherwise expressly provided, whether or not “hereof, “above”, “below” or like words are used. Any use of the term “Equipment” herein shall be deemed to refer equally to all Items and each Item, it being the understanding of the parties that any reference to “Equipment” shall not be deemed to prejudice any rights or remedies of Regions, or obligations of Company, hereunder with respect to each item and that any reference to “Item” shall not be deemed to prejudice any rights or remedies of Regions, or obligations of Company, with respect to all of the Equipment. This Agreement has been drafted by counsel for Regions as a convenience to the parties only and shall not, by reason of such action, be construed against Regions or any other party. Company acknowledges and agrees that it has had full opportunity to review this Agreement and has had access to counsel of its choice to the extent it deems necessary in order to interpret the legal effect hereof. Company agrees that Regions may request and review credit reports regarding Company and any Guarantor, Affiliate or owner of any interest in Company. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Agreement and exhibits hereto constitute the entire agreement of the parties with respect to the subject matter hereof. Any Schedule to this Master Agreement may, by its express terms, supplement or amend this Master Agreement as it applies to said Schedule and other Schedules to this Master Agreement to, among other things, add additional Events of Default or covenants.

XV. Miscellaneous. (a) Any notice or other communication required or desired to be given shall be in writing and shall be sent by certified mail (return receipt requested), by a nationally recognized express courier service (such as FedEx) or personally served. Each such notice shall be deemed to be duly given when deposited in any depository maintained by the United States Post Office, when deposited with a nationally recognized express courier service or when personally served. Each such notice shall be addressed to Company at the address set forth in the first paragraph of the first page hereof or to Regions at the addresses set forth below its signature until any Schedule is executed, and, thereafter, at the address specified in such Schedule, if different, or to any other address as may be specified by a party by a notice given as provided herein. Notwithstanding the foregoing, any notice, request or demand made by Company pursuant to any statutory rights granted Company under the UCC (as currently in force or as subsequently revised or re-enacted) shall be effective only upon receipt of a copy of said notice, request or demand by Regions at the address set forth in the first paragraph of the first page hereof with the following caption: “Attn: Manager, Equipment Finance Operations.”

(b) As additional security for Company’s obligations under each Schedule, Company grants to Regions a security interest in: (i) all of the Equipment leased or financed pursuant to each and every other Schedule (the “Other Schedules”) irrespective of whether REFLP or REFCO is “Regions” under such Other Schedules; (ii) without limitation of the restrictions set forth in Section VIII, any leases, subleases, chattel paper, accounts, security deposits and proceeds relating to any Equipment leased or financed pursuant to said Schedule or any Other Schedules; (iii) any and all deposit accounts maintained at, or certificates of deposit maintained with or issued by, Regions Bank (whether such certificates constitute “Deposit Accounts” or “instruments” as defined in the UCC); (iv) all other collateral as to which a security interest has been or is hereafter granted by Company to Regions or to any of its Affiliates, including Regions Bank, in connection with any mortgage, indenture, loan or credit agreement, or other contract or agreement for money borrowed or the lease of real or personal property (a “Bank Agreement”); and (v) all proceeds of collateral described in Sections XV(b)(i) through (iv) above inclusive. Anything herein to the contrary notwithstanding: (A) the security interests granted pursuant to Section XV(b)(i) and (ii) shall be (1) for the benefit of any assignee of Regions that is not an Affiliate of Regions so long as but only to the extent that such assignee is the lessor or lender of one or more Other Schedules; and (2) for the benefit of REFLP, REFCO and any assignee that is an Affiliate of either of them only to the extent and so long as any of REFLP, REFCO or any such Affiliate is the lessor or lender of one or more Other Schedules, it being the intention of the parties that all Schedules with REFLP, REFCO or any such Affiliate shall be cross collateralized notwithstanding the fact that different entities are the lessor or lender of any such Schedules; and (B) the security interests granted pursuant to Section XV(b)(iii) and (iv) hereof shall be solely for the benefit of Regions and any of its Affiliates and any security interest created under Section XV(b)(iv) hereof shall expire upon full satisfaction of Company’s obligations to Regions Bank its successors or the applicable Affiliates pursuant to the relevant Bank Agreement. Notwithstanding anything to the contrary herein, including the Commencement Date, any security interest granted pursuant to this Agreement shall become effective between the parties with respect to each Item as soon as Company receives possession thereof. In addition to, and without limiting the foregoing, Company hereby further agrees that any security interests granted in this Master Agreement, any Schedule or any other document, instrument or agreement executed in connection with the foregoing shall also secure all obligations of Company to each Affiliate of Regions (including Company’s obligations under or in connection with any existing and future swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) with Regions or any of its Affiliates), provided, however, that such security interest shall be for the benefit of any assignee of Regions or any such Affiliates so long as but only to the extent that such assignee is also an Affiliate of Regions.

(c) Regions may assign this Agreement and any and all Schedules hereto, as well as all of its right, title and interest hereunder, to any person or entity whatsoever without notice to or consent of Company. In such event, Regions’ assignee shall have all of the rights, but none of the obligations, of Regions hereunder and Company agrees that it will not assert against any assignee of Regions any defense, counterclaim or offset that Company may have against Regions with respect to this Agreement or any other matter. Company acknowledges that any assignment or transfer by Regions, in whole or in part, does not materially change Company’s duties or obligations under this Agreement nor materially increase the burdens or risks imposed on Company. Only Regions’ original counterpart of each Schedule constitutes Chattel Paper for purposes of the UCC, and no security interest can be perfected by possession of any other duplicate original or counterpart, whether or not signed by the parties.

(d) Timeliness of Company’s payment and other performance is of the essence of this Agreement. The provisions of this Agreement shall be severable and if any provision shall be invalid, void or unenforceable in whole or in part for any reason, the remaining provisions shall remain in full force and effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns (subject nevertheless to restrictions against assignment provided in Section VIII). All representations, warranties and agreements made herein by any of the parties hereto shall survive consummation of the transactions contemplated hereby. Company’s obligations as to events or conditions occurring during the Term shall survive termination, cancellation or expiration of this Agreement as to any Item. Regions’ failure at any time to require strict performance by Company with any of the provisions hereof shall not waive or diminish Regions’ right thereafter to demand strict compliance therewith. Nothing herein shall be deemed to provide or imply that Regions is a “merchant” as to any Item within the meaning of the UCC as currently in force or as subsequently revised or re-enacted. Company acknowledges that Regions’ approval of any Equipment, Supplier or other parties or documentation relating to any Agreement will be solely for the protection of Regions’ interests in the Equipment and under such Agreement and under no circumstances shall be construed to impose any responsibility or liability of any nature whatsoever on Regions.

(e) Federal law requires all financial institutions to obtain, verify and record information regarding customers. Regions has or will obtain and will keep on file information complying with 31 CFR Part 103.121 regarding Company, including Company’s name, address and copies of various identifying documents.

(f) Neither this Master Agreement nor any Agreement shall become effective unless and until accepted by execution by an officer of Regions in Birmingham, Alabama. This Master Agreement and each Agreement shall be governed in all respects by, and construed and enforced in accordance with, the laws of the State of Alabama, excluding conflicts-of-law principles. Each of Company and Regions hereby waives all rights to trial by jury in any litigation arising under this Agreement or regarding the Equipment. For purposes of any action or proceeding involving this Agreement, each party hereby expressly submits to the jurisdiction and venue of all federal and state courts located in the State of Alabama, Jefferson County, and consents to be served with any process on paper by registered mail or by personal service within or without said state and county in accordance with applicable law, provided a reasonable time for appearance is allowed. Each party hereby waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Nothing in this paragraph shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding in the courts of any other jurisdiction. Any action by Company against Regions in connection with this Agreement shall be commenced within one year after such cause of action arises or Company shall conclusively be deemed to have waived any and all rights to commence any such causes of action. Following expiration or termination of all Schedules, if Company is not then in default, either party may terminate this Master Agreement by written notice to the other party. The terms of any letter of intent or proposal are superseded hereby and declared null and void. The parties intend and agree that a carbon copy, photocopy or facsimile of this Agreement or any document executed in connection herewith with their signature thereon and all counterparts when taken together, shall be deemed to be as binding, valid, genuine, and authentic as an original-signature document for all purposes, including all matters of evidence and the “best evidence” rules. No variation or modification of this Agreement or any term or provision hereof, or waiver, discharge, cancellation or termination of any of its provisions or conditions, shall be valid unless in a writing and signed by an authorized representative of the party against whom the enforcement of such variation, modification, waiver, discharge, cancellation or termination is sought. Company acknowledges having read this Section XV (f). INITIAL HERE: .

Company:	UNILENS CORP. USA	WITNESS

By:	/s/ Michael J. Pecora	Print Name:	/s/ Leonard F. Barker

Print Name:	MICHAEL J. PECORA	Signature	LEONARD F. BARKER

Title:	PRESIDENT / CEO

Accepted by Regions in Birmingham, Alabama, this the 20th day of April, 2011.

REFLP:	REGIONS EQUIPMENT FINANCE, LTD.		REFCO	REGIONS EQUIPMENT FINANCE CORPORATION

	By	REGIONS EQUIPMENT FINANCE CORPORATION, its General Partner

By:	/s/ Mary B. Lewis		By:	/s/ Mary B. Lewis

Title:	ASST. VICE PRESIDENT		Title:	ASST. VICE PRESIDENT

Addresses:

REGIONS EQUIPMENT FINANCE, LTD.

Attn: Manager, Equipment Finance Operations

P. O. Box 2545

Birmingham, AL 35202

Addresses:

REGIONS EQUIPMENT FINANCE CORPORATION

Attn: Manager, Equipment Finance Operations

P. O. Box 2545

Birmingham, AL 35202

ADDENDUM NO. 1

TO MASTER AGREEMENT

DATED: April 14, 2011 (the “Master Agreement”)

ADDENDUM.

This Addendum is attached to and hereby incorporated into the Master Agreement. To the extent that any terms of this Addendum conflict with the provisions of the Master Agreement the terms of this Addendum shall control. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Master Agreement.

I.	In addition to any and all covenants, representations and warranties made by Company in the Master Agreement, Company hereby makes, publishes, remakes and republishes for the benefit of Regions all covenants requiring Company to maintain minimum net worth or financial ratios or otherwise to preserve its financial strength and good credit (“Financial Covenants”) contained in the Business Loan Agreement between the Company and Regions Bank (the “Loan Agreement”) dated November 9, 2009 ( Amended: August 12, 2010 & March 31, 2011) and further covenants, represents warrants and agrees that, during the term of the Master Agreement:

A.	All such Financial Covenants are hereby incorporated herein by reference and are made a part hereof as if fully set forth herein. In the event the Loan Agreement is amended, terminated or is no longer in effect for any reason, the Financial Covenants shall remain in full force and effect with respect to the Agreement and will continue to be incorporated herein by reference.

B.	If requested by Regions, Company shall provide to Regions a signed copy of any compliance certificate required under the Loan Agreement when due under the Loan Agreement.

C.	It shall be an “Event of Default” under the Master Agreement if Company breaches its obligations with respect to Subsection B above or if there occurs an Event of Default under the Loan Agreement or any guaranty or other agreement executed as security therefor.

II.	This Addendum may be executed in any number of counterparts, which together shall constitute a singly fully executed Addendum.

REGIONS EQUIPMENT FINANCE, LTD.

By:	Regions Equipment Finance Corporation, General Partner

By:	/s/ Mary B. Lewis

Its:	ASST. VICE PRESIDENT

REGIONS EQUIPMENT FINANCE CORPORATION

By:	/s/ Mary B. Lewis

Its:	ASST. VICE PRESIDENT

UNILENS CORP. USA

By:	/s/ Michael J. Pecora

Its:	MICHAEL J. PECORA

REGIONS EQUIPMENT FINANCE

COMPANY: UNILENS CORP. USA

INTERIM SCHEDULE NO. INT-ALIAS I, DATED: April 14, 2011

TO MASTER AGREEMENT, DATED: April 14, 2011

All terms, including all definitions, of the above referenced Master Agreement (the “Master Agreement”) are hereby incorporated into this Interim Schedule (this “Schedule”) which together with the Master Agreement constitutes an Agreement (this “Agreement”) covering the Equipment further described in Section A below. The terms of this Schedule shall supersede any contrary terms in the Master Agreement. Anything herein or in the Master Agreement to the contrary notwithstanding, this Schedule is an interim schedule intended to be replaced by one or more other Schedules in form and substance satisfactory to Regions (collectively, the “Final Schedule(s)”) covering the Equipment. Until the execution of all Final Schedule(s), the agreement created by this interim Schedule shall be a full, binding Agreement between Company and Regions, enforceable in accordance with its terms and not affected by any agreement of the parties with respect to execution of the Final Schedule(s).

A. Purchase Agreements; Advance Payments. Company has issued, or will issue, its purchase orders to various suppliers (the “Vendors”) or has entered, or will enter, into one or more written agreements (said purchase orders or other purchase agreements being hereinafter referred to as the “Purchase Agreements”) pursuant to which Company has agreed, or will agree, to purchase the equipment described therein (the “Equipment”). Company desires to assign to Regions all of Company’s rights under the Purchase Agreements and for Regions to pay to the Vendors the purchase price of all or a portion of such Equipment in one or more payments equal to the amounts and at the times specified in the Purchase Agreements (all such payments, including any initial payment made upon the issuance of, or entering into, the Purchase Agreements, are hereinafter referred to as “Advance Payments”) or to reimburse Company for Advance Payments made by Company. Regions will purchase the Equipment which will be leased by Regions to Company pursuant to one or Final Schedules, said purchase and lease each being subject to the satisfaction of certain conditions to Regions’ satisfaction.

B. Assignment of Purchase Agreements. Company hereby assigns and sets over to Regions all of Company’s right, title and interest in and to the Purchase Agreements, including, but not limited to an assignment of: (1) the right to purchase each and every item of Equipment (each, an “Item”) and the right to lake title to each Item and to be named the purchaser in the bill of sale for such ltem(s); (2) all claims for damages in connection with such arising as a result of any default by the Vendors thereof under the Purchase Agreement for such Item(s), including, but not limited to all warranty and indemnity provisions contained in the Purchase Agreement; and (3) any and all rights of Company to compel performance of the terms of the Purchase Agreement. Notwithstanding anything to the contrary contained herein, Company shall be responsible for the performance of all duties and obligations of the purchaser under each Purchase Agreement and the exercise by Regions of any of the rights assigned hereunder shall not release Company from any of its duties or obligations to the Vendors under any Purchase Agreement. Regions shall not have any liability under any Purchase Agreement or be obligated to perform any of the obligations or duties of Company under any Purchase Agreement or make any payment (other than as expressly set forth herein) or to make any inquiry of the sufficiency of or authorization for any payment received by any Vendor or to present or file any claim or to take any other action to collect or enforce any claim for any payment assigned hereunder. Company will have no right to bind Regions to any change in any Purchase Agreement, any delivery schedule, or any other agreement whatsoever and Company shall not change any Purchase Agreement without Regions prior written consent.

C. True Lease: Net Non-Cancelable Lease; Precautionary Security Interest. This Agreement constitutes a “true lease”, it being the intention of Company and Regions and the economic reality that this Agreement creates a “lease” as defined in the UCC and does not create a “security interest” as defined in the UCC. Regions shall be the owner of legal title to the Equipment and entitled to all tax benefits available to owners of personal property. Nothing in this Agreement shall give or convey to Company any right, title, equity or interest in and to any Equipment other than Company’s leasehold interest as a lessee under this Schedule. The relationship described herein as the Regions/Company relationship is accurately characterized as a lessor/lessee relationship and the Periodic Payments set forth herein shall constitute rent for the use of the Equipment. Company covenants and agrees that this Agreement is a non-cancelable net lease that cannot be terminated or canceled except to the extent expressly provided herein. If, notwithstanding the intent of the parties, this Agreement is deemed to evidence a loan: (a) any portion of the Payments payable hereunder for the Equipment that is deemed by a court of law to be interest or time price differential that exceeds the maximum amount permitted by law shall be reduced to the highest rate or amount that does not exceed such maximum rate of interest or time price differential: (b) Company hereby grants to Regions as security for Company’s obligations hereunder, a first priority security interest in the Equipment and all proceeds thereof: and (c) Company and Regions each hereby expressly agree that it is the intention of Regions and Company and the economic reality that such Final Schedules evidence the same purchase money obligation originally incurred by Company hereunder and that no such Final Schedules be deemed to be a novation or otherwise a substitution of new debt for the debt originally evidenced hereunder. Notwithstanding anything to the contrary herein, including the date upon which the Term commences, any security interest granted pursuant to this Section shall be deemed to be effective between the parties with respect to any items as soon as Company receives possession thereof and shall continue until all of Company’s obligations, indebtedness and liabilities to Regions under this Agreement have been paid and performed in full and are not subject to being set aside or rescinded notwithstanding termination or expiration of this Agreement for any reason whatsoever.

D. Progress Payments. If the terms and conditions specified in this Schedule have been complied with, and no default or Event of Default on the part of Company, and no event which with notice and/or lapse of time would become a default or Event of Default, exists under this Agreement, Regions shall, in accordance with the terms hereof, make certain Advance Payments to the Vendors or, in the event Company furnishes Regions with evidence satisfactory to Regions that Company has already made an Advance Payment, Regions shall reimburse Company for said Advance Payments (each such payment made by Regions to the Vendors or Company being hereinafter called a “Progress Payment” and all such payments being hereinafter collectively called the “Progress Payments”). Notwithstanding the foregoing. Regions shall not be required to make any Progress Payment: (1) after the Final Schedule Deadline set forth in Section E; (2) in an amount which, when added to the sum of (a) all Progress Payments theretofore made by Regions or thereafter to be made by Regions, plus (b) all taxes, delivery, installation and other expenses paid or payable by Regions with respect to the Equipment, whether or not to the Vendors, would exceed the Maximum Total Advance set forth in Section E; (3) in connection with personal property that is not of the type, kind, condition or amount originally approved by Regions for acquisition as “Equipment” hereunder or not from Vendors approved by Regions; or (4) if Regions determines that a material adverse change in Company’s ownership, management, business, operations or financial conditions or in any law (statutory or case law), regulation or governmental interpretation, has occurred that could materially adversely affect Regions’ economics or legal rights, including without limitation any change in tax law. Payment by Regions of any Progress Payment or other amounts hereunder shall not be deemed to be a waiver of any default, Event of Default or any other condition precedent hereunder. When and if any Item of Equipment is leased pursuant to the Final Schedule, any Progress Payment, taxes, delivery, installation and other expenses paid or payable by Regions with respect to such Equipment shall be deemed part of the Lessor’s Cost of such Item set forth in the Schedule.

E. Definitions and Basic Terms.

1.	Maximum Total Advance: $500,000.00

2.	Final Schedule Deadline: October 14, 2011

3.	Term of Agreement: From the date of this Schedule (the “Commencement Date”) until the earlier of: (a) the date the Final Schedule is executed and (b) the Final Schedule Deadline.

4.	Location of Equipment: 10431 72ND STREET NORTH, LARGO, FL 33777

5.	Ownership of Equipment Location: The address of the Equipment Location is a bona fide business address of the Company. The building located at such address is (initial one):

a. Leased by the Company.

b.          Owned by the Company free and clear of any Liens except those in favor of Regions or its Affiliates or consented to by Regions.

c.          Owned by the Company subject to a mortgage.

d.          Neither owned nor leased by the Company.

6.	Commercial General Liability insurance Requirement: As outlined in Section VII(a)(ii) of the Master Agreement, the amount of commercial general liability insurance required pursuant under this Schedule is One Million dollars ($1,000,000.00) per occurrence (or such other amount of which Regions notifies Company in writing hereafter).

7.	As used in the Master Agreement, with respect to this Schedule, the “Casualty Value” of an Item shall mean an amount equal to product of: (a) the sum of; (i) Progress Payments theretofore made by Regions for all Equipment which has not yet been leased pursuant to a Final Schedule: (ii) all taxes, delivery, installation and other expenses paid or payable by Regions with respect to all Equipment, whether or not to the Vendors: and (iii) to the extent not theretofore paid by Company to Regions, the Periodic Payments payable by Company to Regions pursuant to paragraph E hereof; and (b) the ratio of the value, as determined by Regions, of the applicable Item to the value of all Items which have not yet been leased pursuant to a Final Schedule, in making any such value determination. Regions may, but shall not be obligated to, consider the initial cost of Items as well as the depreciation thereof.

F. Invoices. Company agrees to cause the Vendors to invoice Regions for the amount of each Progress Payment to be made by Regions, in advance of the time for making such Progress Payment, to cause the Vendors to send a copy of such invoices to Company and to approve in writing each invoice for payment by Regions, which such approval may be evidenced by Company’s forwarding of a signed copy of the invoice to Regions. Any signature on an invoice, or other writing that approves an invoice, by any agent or employee of Company shall be conclusive evidence of Company’s approval of such invoice and authorization to Regions to make payment to the Vendor with respect thereto. Regions shall have no obligation to make any such Progress Payment until such invoice has been so approved and all other conditions under this Agreement have been satisfied in full. In the event Company makes an Advance Payment to the Vendors and is seeking reimbursement from Regions, Company hereby agrees to provide Regions with evidence satisfactory to Regions of Company’s payment reasonably in advance of the time Regions would otherwise have made such payment to the Vendors.

G. Periodic Payments. Company will pay Regions with respect to each Progress Payment made by Regions, as Periodic Payments constituting rent, an amount equal to the amount of such Progress Payments times a percentage per annum that is equal to the “LIBOR Rate” plus 3.8500% where the “LIBOR Rate” is the rate of interest quoted on the Telerate Information System, page 3750, as the One-Month London Interbank Offered Rate on the first (1st) day of the calendar month or such other day of the calendar month specified by Regions (the “Reset Date”). Once set, the LIBOR Rate shall remain fixed until the following Reset Date, at which time the LIBOR Rate shall be reset based on the then-current London Interbank Offered Rate quoted as set forth above. If the LIBOR Rate as defined above is not available or is not published for any Reset Date, then Regions shall, at its sole discretion, choose a substitute source for the LIBOR Rate and/or use the most recently available or next available LIBOR Rate. All interest will be computed on the basis of actual days elapsed using a year consisting of twelve months of thirty days each. Said charge will be computed on a daily basis for the period from and inclusive of the date on which Regions has made each such Progress Payment with respect to such Item until the earlier of: (1) the date the Final Schedule is executed and (2) the date Company pays to Regions the Payoff Amount in accordance with the terms of this Section or Section H hereof. Said charge will be invoiced to Company monthly and will cover the aforesaid daily computations made for the preceding month with respect to the total amount of all Progress Payments made by Regions with respect to each Item which are outstanding at the end of such preceding month. Said invoice will be paid by Company promptly upon Company’s receipt thereof. Company shall also be responsible for rental, sales and/or use taxes and for other Taxes from time to time as provided in this Agreement and all such amounts are subject to adjustment. COMPANY MAY NOT PREPAY ANY OF ITS OBLIGATIONS HEREUNDER EXCEPT AS FOLLOWS: If no Event of Default, or event that with lapse of time or notice or both would become an Event of Default, has occurred and is continuing. Company may prepay in full its obligations with respect to all Progress Payments and Periodic Payments hereunder by paying to Regions an amount (the “Payoff” Amount”) equal to the sum of the Casualty Value and a premium (which is to compensate Regions for unanticipated repayment and not a penalty) equal to two percent (2%).

H. Final Schedule Deadline; Events of Default; Additional Provisions. Company and Regions shall execute Final Schedule(s) once: (1) Company has inspected the Equipment and confirmed in a writing acceptable to Regions that all such Equipment is in the condition required by the Purchase Agreements and is otherwise in good order and condition, and conforms to the specifications, requirements and standards applicable thereto and is satisfactory to Company (“Acceptable Condition”); and (2) all other conditions precedent to the execution of any Agreement under the Master Agreement are satisfied in full, including Regions’ receipt of evidence satisfactory to it that title to such Equipment has been conveyed to Regions free and clear of all Liens. If all Equipment purchased hereunder is not leased pursuant to all Final Schedule(s) by the Final Schedule Deadline for any reason whatsoever, including the failure of the Vendor or any other party to deliver Equipment in Acceptable Condition or Company’s failure to satisfy any condition precedent in the Final Schedule, Company shall, upon demand by Regions, forthwith pay Regions an amount equal to the Payoff Amount specified in Section G above. If Company fails to pay the Payoff Amount to Regions or if any other Event of Default occurs Regions shall be entitled to all rights and remedies set forth in the Master Agreement, including the right to accelerate Company’s obligations and recover from Company an amount equal to the Required Default Amount set forth in Section X of the Master Agreement, in which case the “Base Default Amount” shall be equal to the Payoff Amount. Company expressly acknowledges that the Required Default Amount as it includes the Base Default Amount sets forth a reasonable amount and reasonable formula for calculation of Regions’ damages in light of the anticipated harm caused by any default by Company hereunder and that such amounts are difficult or impossible to calculate or ascertain. Unless the Equipment threatens to decline speedily in value or is a type customarily sold on a recognized market. Regions will give Company reasonable notice of the time after which any private or public sale or any other intended disposition of the Equipment is to be made and Company expressly agrees that the requirements of reasonable notice shall be met if such notice is given at least ten (10) days before the time of the public sale or the time after which any other disposition is to be made. In addition to other rights and remedies under the Master Agreement, Regions may accept return of all or a portion of the Equipment in full or partial satisfaction of Company’s obligations to Regions with respect to this Schedule pursuant to the provisions of Article 9 of the UCC. In the event the sum of the Net Proceeds and the amounts paid by Company to Regions is greater than the Required Default Amount, such excess shall be paid first to any secured parties granted rights so such proceeds pursuant to Article 9 of the UCC and any remainder shall be paid to Company.

I. Additional Representations, Covenants and Warranties. In addition to all representations, covenants and warranties in the Master Agreement. Company hereby represents, covenants and warrants that: (1) as of the date hereof, there has been no material adverse change in Company’s financial condition since the date of the Master Agreement; and (2) until Company’s obligations under or related to this Schedule are satisfied in full, if requested by Regions or if required by federal, state or local law. Company shall, at Company’s sole cost and expense, permanently affix and maintain on any or all Items (or as many items as required), as determined by Regions or as required by applicable law, in a prominent place, a sign, legend, plate, plaque, tag or other identifying label disclosing Regions’ security interest in the Equipment.

Company:	UNILENS CORP. USA	Regions:	REGIONS EQUIPMENT FINANCE CORPORATION

By:	/s/ Michael J. Pecora	By:	Mary B. Lewis

Print Name:	MICHAEL J. PECORA	Title:	ASST. VICE PRESIDENT

Title:	PRESIDENT / CEO	Date of Acceptance by Regions:	April 20, 2011
Witness: (signature)	/s/ Leonard F. Barker	REGIONS EQUIPMENT FINANCE CORPORATION Attn: Manager, Equipment Finance Operations P. O. Box 2545 Birmingham, AL 35202

Witness: (print name)	Leonard F. Barker